                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 6, 1997

    Notice is hereby given that an annual meeting of stockholders of In Home Heath, Inc. will be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota on March 6, 1997 at 3:30 o'clock p.m. Central Time for the following purposes:

        1. To elect five directors;

        2. To amend the Company's 1991 Employee Stock Purchase Plan to be extended for three (3) years ending September 30, 1999 and to increase the number of shares available under the 1991 Plan by 800,000 shares.

        3. To ratify the selection of independent public accountants for the Company for the current fiscal year; and

        4. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on January 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Kari Schell

                                          Kari Schell, Assistant Secretary

Minneapolis, Minnesota
January 30, 1997

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the Meeting may withdraw their proxies and vote in person if they so desire.

                                PROXY STATEMENT
                                  INTRODUCTION

    This Proxy Statement is furnished to the stockholders of In Home Health, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies to be voted at the annual meeting of stockholders to be held on March 6, 1997, or any adjournment thereof (the "Meeting"). The mailing of this Proxy Statement to stockholders commenced on or about January 30, 1997.

    All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph or by mail. The Company's principal offices are located at 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305 and its telephone number is
(612) 449-7500.

    Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Assistant Secretary of the Company, or by revocation in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted in the manner directed by the stockholder. If no direction is made, proxies received from stockholders will be voted "for" the proposals set forth in the Notice of Meeting.

    Only stockholders of record at the close of business on January 14, 1997 will be entitled to vote at the meeting. As of such date, the Company had outstanding 16,295,897 shares of common stock, par value $.01 per share (the "Common Stock") and 200,000 shares of Series A Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 50 votes on each of the matters brought before the Meeting. The holders of Common Stock and Preferred Stock vote together as a single class on all issues presented to the holders of Common Stock or as to which the holders of Common Stock are entitled to vote upon. In addition, the holders of Preferred Stock are entitled to vote as a separate class on (i) all matters as to which such holders are entitled to vote under the Minnesota Business Corporation Act, (ii) any amendment, alteration or repeal of any provision of the Company's Articles of Incorporation or the Certificate of Designation filed with respect to the Preferred Stock, and (iii) any proposed creation of a class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends or on liquidation.

    The Company's articles of incorporation exclude cumulative voting. Thus Manor Healthcare Corp. ("Manor Healthcare"), which controls approximately 64% of the voting power of the Company's stockholders, is able to effectively control the outcome of any stockholder votes, including the election of directors. Manor Healthcare acquired all of the 200,000 shares of Preferred Stock which are outstanding and 6,750,000 shares of Common Stock on October 24, 1995 pursuant to a Securities Purchase and Sale Agreement between the Company and Manor Healthcare dated as of May 2, 1995, as amended (the "Purchase Agreement").

    The presence, in person or by proxy, of the holders of a majority of the voting power of all shares of the Company entitled to vote at the Meeting will constitute a quorum for the transaction of business. Under Minnesota law, if the shares present and entitled to vote on an item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Meeting will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the stockholders. Therefore abstentions are effectively a vote against the proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1996 all
Section 16(a) filing requirements applicable to its insiders were complied with.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents information provided to the Company as to the beneficial ownership of Common Stock as of January 14, 1997 by persons known to the Company to hold 5% or more of such stock and by all current directors, nominees, the Named Executive Officers from the table on page 7 and all directors, nominees, and executive officers as a group. All shares represent sole voting and investment power, unless indicated to the contrary.

                                                                                     AMOUNT AND NATURE               PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                              OF BENEFICIAL OWNERSHIP           VOTING POWER
--------------------------------------------------------------------------------  -----------------------           ------------
Manor Healthcare (1)............................................................        22,750,000(2)                  70.4%
Mark L. Gildea (3)(4)...........................................................            24,000(5)                  *
Jeffrey M. Jasnoff (3)..........................................................             7,616(5)                  *
Judy M. and Kenneth J. Figge (3)................................................                 0(6)                  *
James J. Lynn (4)...............................................................            87,565(5)                  *
Donald C. Tomasso (4)...........................................................                 0(7)                  *
Joseph R. Buckley (4)...........................................................                 0(7)                  *
James H. Rempe (4)..............................................................                 0(7)                  *
Cathy R. Reeves (3)(8)..........................................................            44,480                     *
Margaret L. Maxon (3)(8)........................................................             2,088                     *
All Directors and Executive Officers as a Group (7 persons).....................           167,471(5)(7)                1.0%

------------------------

*   Less than one percent

(1) Manor Healthcare's address is 11555 Darnestown Road, Gaithersburg, Maryland 20878.

(2) Manor Healthcare holds of record 6,750,000 shares of Common Stock, 200,000 shares of Preferred Stock (which are presently convertible into 10,000,000 shares of Common Stock) and currently exercisable warrants to purchase 6,000,000 shares of Common Stock at an exercise price of $3.75 per share expiring on October 24, 1998.

(3) Named Executive Officer of the Company from the table on page 7.

(4) Director nominated for re-election.

(5) Includes 24,000 shares for Mr. Gildea, 6,000 shares for Mr. Jasnoff, 70,000 shares for Mr. Lynn, and 139,000 shares for all directors and officers as a group which may be acquired pursuant to stock options which are presently exercisable or become exercisable within sixty days of January 14, 1997.

(6) Judy M. and Kenneth J. Figge resigned as directors and officers of the company effective October 22, 1996. In connection with their resignation, the Company repurchased all outstanding shares of Common Stock held by the Figges and their outstanding stock options were canceled.

(7) Each of Messrs. Tomasso, Buckley and Rempe are officers of Manor Healthcare, and as such may be considered to control the shares held by Manor Healthcare; each disclaims beneficial ownership of such shares.

(8) Cathy R. Reeves and Margaret L. Maxon resigned as officers of the Company on October 24, 1996 and August 15, 1996, respectively.

    The following table also sets forth, as of January 14, 1997, the amount of Manor Care, Inc. Common Stock beneficially owned by the current directors, nominees, the Named Executive Officers from the table on page 7 and all directors, nominees and Named Executive Officers as a group.

                                                                                   NUMBER OF SHARES OF
                                                                                    MANOR CARE, INC.
                                                                                      COMMON STOCK       PERCENT OF
NAME OF BENEFICIAL OWNER                                                           BENEFICIALLY OWNED     CLASS(1)
---------------------------------------------------------------------------------  -------------------  -------------
Mark L. Gildea...................................................................          10,277(2)          *
Judy M. and Kenneth J. Figge.....................................................               0             *
Jeffrey M. Jasnoff...............................................................             200             *
James J. Lynn....................................................................               0             *
Donald C. Tomasso................................................................          82,693(3)          *
Joseph R. Buckley................................................................         121,158(4)          *
James H. Rempe...................................................................         134,506(5)          *
Cathy R. Reeves..................................................................               0             *
Margaret L. Maxon................................................................               0             *
All Directors and Executive Officers as a group (7 persons)......................         348,834(6)          *

------------------------

*   Less than 1%

(1) Percentages are based on 62,799,084 shares outstanding on January 14, 1997 plus shares which would be issued assuming that the person exercised all options which are exercisable within 60 days thereafter.

(2) Includes 10,277 shares which Mr. Gildea has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after January 14, 1997.

(3) Includes 40 shares held as custodian for children of Mr. Tomasso. Beneficial ownership of such shares is disclaimed. Also includes 75,975 shares which Mr. Tomasso has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after January 14, 1997, and 82 shares and 96 shares, respectively, which Mr. Tomasso has the right to receive upon termination of his employment with Manor Care, Inc. present to the terms of Manor Care, Inc.'s Qualified Retirement Savings and Investment Plan ("401(k) Plan") and its Nonqualified Retirement Savings and Investment Plan ("Nonqualified Savings Plan").

(4) Includes 113,053 shares which Mr. Buckley has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after January 14, 1997, and 467 shares and 138 shares, respectively, which Mr. Buckley has the right to receive upon termination of his employment with Manor Care, Inc. pursuant to the terms of Manor Care, Inc.'s 401(k) Plan and Nonqualified Savings Plan.

(5) Includes 65,477 shares which Mr. Rempe has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after January 14, 1997, and 551 shares which Mr. Rempe has the right to receive upon termination of his employment with Manor Care, Inc. pursuant to the terms of Manor Care, Inc.'s 401(k) Plan.

(6) Includes a total of 264,782 shares which the officers, directors and nominees included in the group have the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days after January 14, 1997, and a total of 1,100 shares and 234 shares, respectively, which such officers have the right to receive upon termination of employment from Manor Care, Inc. pursuant to the terms of Manor Care, Inc.'s 401(k) Plan and Nonqualified Savings Plan.

                           EXECUTIVE COMPENSATION AND
                               OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ending September 30, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Mark L. Gildea, the Company's Chief Executive Officer as of September 30, 1996, to Judy M. Figge, the Company's Chief Executive Officer for a period in the fiscal year ended September 30, 1996, to each of the other three most highly compensated executive officers or other employees of the Company, other than Mr. Gildea and Ms. Figge, and an additional person who served as an executive officer during the fiscal year but resigned prior to September 30, 1996, each of whose total cash compensation exceeded $100,000 during fiscal 1996 (the "Named Executive Officers") in all capacities in which they served. Certain columns prescribed by Securities and Exchange Commission proxy regulations have not been included in this table because the information called for therein is not applicable to the Company or the Named Executive Officers for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                              ANNUAL COMPENSATION                 -------------
                                -----------------------------------------------   STOCK OPTION       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY        BONUS         OTHER         SHARES(#)      COMPENSATION
------------------------------  -----  ------------   ----------   ------------   -------------   ---------------
Mark L. Gildea (1)............   1996  $184,875(2)    $22,715(3)   $271,221(4)        120,000               0
  Chief Executive Officer        1995     --            --            --              --              --
                                 1994     --            --            --              --              --
Judy M. Figge (5).............   1996  $313,629(6)         0       $ 66,153(7)        300,000     $   925,061(8)
  Chief Executive Officer;       1995  $286,284            0       $ 67,042(9)         50,000               0
  President                      1994  $286,284            0       $ 68,213(10)        50,000               0
Kenneth J. Figge (5)..........   1996  $236,351(11)        0       $ 62,989(12)       200,000     $   610,353(13)
  Executive Vice President;      1995  $210,696            0       $ 67,219(14)        30,000               0
  Chief Financial Officer        1994  $210,696            0       $ 42,777(15)        30,000               0
Jeffrey M. Jasnoff (16).......   1996  $116,408(17)   $8,724(18)       (19)            30,000               0
  Vice President-- Human         1995     --            --              --            --              --
  Resources                      1994     --            --              --            --              --
Cathy R. Reeves (20)..........   1996  $138,821            0       $ 34,390(21)        50,000     $   215,718(22)
  Chief Operating Officer        1995  $130,800            0           (19)            10,000               0
                                 1994  $130,800            0           (19)            10,000               0
Margaret L. Maxon (23)........   1996  $112,838            0           (19)            50,000     $    78,261(24)
  Vice President-- Customer      1995  $123,120            0       $ 50,961(25)        20,000               0
  Relations                      1994  $ 81,966            0       $ 14,825(26)         5,000               0

------------------------

(1) Mark L. Gildea was named the Company's Chief Executive Officer effective October 24, 1995.

(2) Includes $65,625 of salary paid by Manor Healthcare and reimbursed by the Company.

(3) Consists of $22,715 paid by Manor Healthcare and reimbursed by the Company.

(4) Consists of $261,698 in relocation expenses, $7,762 of automobile expenses paid by Manor Healthcare and reimbursed by the Company and $1,761 of miscellaneous expenses.

(5) Effective October 24, 1995, Judy M. Figge resigned as Chief Executive Officer and was appointed President. Effective October 22, 1996, Judy M. and Kenneth J. Figge resigned as officers and directors of the Company.

(6) Includes $12,600 for administrative leave payments for the period between October 1, 1996 and October 15, 1996 but accrued in fiscal year 1996.

(7) Consists of automobile expenses of $26,602, life insurance expenses of $26,178 and other miscellaneous items totaling $13,373.

(8) Consists of $925,061 of severance and settlement payments in connection with the resignation of Ms. Figge as an officer and director of the Company which were accrued in fiscal year 1996.

(9) Consists of automobile expenses of $24,420, life insurance expenses of $27,510 and other miscellaneous items totaling $15,112.

(10) Consists of automobile expenses of $42,154 and other miscellaneous items totaling $26,059.

(11) Includes $9,509 for administrative leave payments for the period between October 1, 1996 and October 15, 1996, but accrued in fiscal year 1996.

(12) Consists of automobile expenses of $12,099, life insurance expenses of $39,050 and other miscellaneous items totaling $11,840.

(13) Consists of $610,353 of severance and settlement payments in connection with the resignation of Mr. Figge as an officer and director of the Company which were accrued in fiscal year 1996.

(14) Consists of automobile expenses of $11,250, life insurance expenses of $42,799 and miscellaneous items totaling $13,170.

(15) Consists of automobile expenses of $21,629, life insurance expenses of $18,252 and miscellaneous items totaling $2,896.

(16) Jeffrey M. Jasnoff was named the Company's Vice President--Human Resources effective January 16, 1996.

(17) Includes $50,377 of salary paid by Manor Healthcare and reimbursed by the Company.

(18) Consists of $8,724 paid by Manor Healthcare and reimbursed by the Company.

(19) Other annual compensation in this fiscal year for the named executive officer was less than 10% of the total salary and bonus.

(20) Ms. Reeves resigned from the Company on October 24, 1996.

(21) Consists of $28,980 in reimbursements for a relocation that was not completed and miscellaneous items totaling $5,410.

(22) Consists of $215,718 in severance payments which were accrued in fiscal year 1996.

(23) Ms. Maxon resigned from the Company on August 15, 1996.

(24) Consists of $78,261 in severance payments.

(25) Consists of expenses relating to relocation of Ms. Maxon's residence totaling $48,220 and miscellaneous items totaling $2,741.

(26) Consists of relocation expenses of $14,825.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to the six Named Executive Officers of the Company identified on the table on page 7 as of the end of the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------
                                         % OF                                          POTENTIAL REALIZABLE
                                         TOTAL                                           VALUE AT ASSUMED
                                        OPTIONS                                               ANNUAL
                                        GRANTED                                           RATES OF STOCK
                                          TO                    MARKET                  PRICE APPRECIATION
                                       EMPLOYEES   EXERCISE     PRICE                  FOR OPTION TERM (1)
                              OPTIONS  IN FISCAL     PRICE     ON DATE    EXPIRATION   --------------------
            NAME              GRANTED    YEAR      PER SHARE   OF GRANT      DATE       5% (2)    10% (3)
----------------------------  -------  ---------   ---------   --------   ----------   --------  ----------
Mark L. Gildea..............  120,000    10.62%     $2.3125    $ 2.3125     2/27/06    $174,516  $  442,260
Jeffrey M. Jasnoff..........   30,000     2.65%     $2.3125    $ 2.3125     2/27/06    $ 43,629  $  110,565
Judy M. Figge...............  300,000    26.55%     $3.0938    $ 3.0938    10/24/05(4) $583,710  $1,479,210
Kenneth J. Figge............  200,000    17.70%     $3.0938    $ 3.0938    10/24/05(4) $389,140  $  986,140
Cathy R. Reeves.............   50,000     4.42%     $3.0938    $ 3.0938    10/24/05(4) $ 97,285  $  246,535
Margaret L. Maxon...........   50,000     4.42%     $3.0938    $ 3.0938    10/24/05(4) $ 97,285  $  246,535

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the Company's stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionee.

(2) A 5% per year appreciation in stock price from $2.3125 per share yields $3.7668 on the expiration date and from $3.0938 per share yields $5.0395 on the expiration date.

(3) A 10% per year appreciation in stock price from $2.3125 per share yields $5.998 on the expiration date and from $3.0938 per share yields $8.0245 on the expiration date.

(4) Subsequent to the end of the fiscal year, Judy M. and Kenneth J. Figge and Cathy Reeves resigned as officers of the Company and all outstanding options were canceled on October 22, 1996 in the case of the Figges and on January 22, 1997 in the case of Ms. Reeves. Margaret Maxon resigned from the Company prior to the end of the fiscal year and all outstanding options issued to Ms. Maxon were canceled on November 13, 1996.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                 VALUE                                     IN-THE-MONEY OPTIONS
                                               REALIZED                                         AT FY-END
                                             (MARKET PRICE    NUMBER OF UNEXERCISED      (BASED ON FY-END CLOSING
                                  SHARES      AT EXERCISE       OPTIONS AT FY-END          PRICE OF $2.1875/SH)
                                 ACQUIRED    LESS EXERCISE  --------------------------  --------------------------
             NAME               ON EXERCISE     PRICE)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  -----------  -------------  -----------  -------------  -----------  -------------
Mark L. Gildea................      -0-           -0-           -0-           120,000       N/A           -0-
Jeffrey M. Jasnoff............      -0-           -0-           -0-            30,000       N/A           -0-
Judy M. Figge (1).............      -0-           -0-          127,500        362,500    $   4,718    $    14,156
Kenneth J. Figge (1)..........      -0-           -0-           77,500        237,500    $   2,831    $     8,493
Cathy R. Reeves (2)...........      12,000        12,468        87,500         12,500    $     944    $     2,831
Margaret L. Maxon (2).........      -0-           -0-           77,500        -0-           -0-           N/A

------------------------

(1) Judy M. and Kenneth J. Figge resigned as directors and officers of the Company effective as of October 22, 1996. In connection with such resignations, all outstanding options were canceled.

(2) Cathy R. Reeves and Margaret L. Maxon resigned from the Company on October 24, 1996 and August 15, 1996, respectively.

EMPLOYMENT AGREEMENTS

    Pursuant to the terms of the Purchase Agreement with Manor Healthcare on May 2, 1995, the Company entered into an employment agreement with James Lynn under the terms provided in the Purchase Agreement. Mr. Lynn's employment agreement extends for a period of two years beginning October 24, 1995 and requires Mr. Lynn to provide 60 to 80 hours of human resources/training services for the Company each month, for which he is compensated at a rate of $90,000 per annum. Mr. Lynn is also eligible to receive annual bonuses based on the Company's financial performance up to a maximum amount equal to 50% of his base salary. Mr. Lynn is also entitled to participate in the Company's benefit plans or programs otherwise available to executives of the Company. Pursuant to Mr. Lynn's employment agreement, he was granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.0938 per share, which was the fair market value of the Common Stock on the date of grant. These options immediately vested upon the grant thereof, are currently exercisable and have a term of 10 years from the date of grant, provided, however, that the options will expire within three months after termination of employment.

    The employment agreement with Mr. Lynn has a severance provision designed to pay to the employee severance payments equal to the amount due for the remaining term of the applicable employment agreement if such employee's employment is terminated due to death, disability or resignation or retirement of the employee for "Good Reason". "Good Reason" is defined to include any request that the employee permanently relocate to a location not in the Minneapolis, Minnesota metropolitan area or a failure or refusal by the Company to provide duties for the employee to perform which are consistent with such employee's position.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1996, the Compensation Committee included Donald C. Tomasso, Joseph R. Buckley and James H. Rempe. Each of these individuals is an officer of Manor Healthcare, the owner of a majority of the voting power of the stockholders of the Company, although none of them are directly or indirectly compensated by the Company.

BOARD COMPENSATION COMMITTEE REPORT

    Decisions on compensation of the Company's executives for fiscal 1996 were made by the Compensation Committee of the Board, which consisted during fiscal 1996 of Messrs. Tomasso, Buckley and Rempe. All decisions by the Compensation Committee for fiscal 1996 were reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which were reviewed solely by the Committee in order for the grants or awards under such plans to satisfy SEC Rule 16b-3. This report describes the Compensation Committee's policies for fiscal 1996 as they affected Mr. Gildea, Mr. Jasnoff, Ms. Figge, Mr. Figge, Ms. Maxon and Ms. Reeves (collectively, the "Senior Executives"), who are named in the table on page 7 as the Company's most highly paid officers in fiscal 1996.

CASH COMPENSATION POLICIES FOR SENIOR EXECUTIVES

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation, integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The overall cash compensation of Senior Executives is intended to be consistent with other publicly held companies in the health care industry that were selected as comparable because of comparable revenues and focus on providing health care services in the home.

    The base compensation for each Senior Executive and the bonus potential as set forth in a Management Incentive Plan are approved by the Compensation Committee at the beginning of the fiscal year. Corporate officers other than the Senior Executives were also eligible for selection as participants in the Management Incentive Plan, but they typically receive a larger percentage of their compensation as base salary and a smaller percentage as bonuses. For the Senior Executives, the Management Incentive Plan for fiscal 1996 specified a maximum bonus opportunity, which was 75% of base salary in the case of Mr. Gildea, 75% for Ms. Figge, 70% for Mr. Figge and 60% for the other Senior Executives. The bonus that each Senior Executive could earn for the fiscal year is mathematically determined by comparing the Company's actual net income with the operating plan for the fiscal year. There would be no bonus if results were less than 80% of plan, and receiving the maximum bonus would depend on the Company achieving 120% of plan.

FISCAL 1996 STOCK OPTION GRANTS

    For fiscal 1996, the Compensation Committee granted stock options to various key employees. Stock options are intended to focus Senior Executives on long term Company performance which results in improvement in stockholder value and provides a significant earning potential to the executives. In order to direct the Senior Executives toward steady growth and to retain their services, incentive stock options vest over a five year period. This was a change from the previous three year vesting period. The number of options granted to the various Senior Executives depends on the level and degree of responsibility of the position they hold.

OTHER COMPENSATION PLANS

    At various times in the past the Company has adopted certain broad-based employee benefit plans in which the Senior Executives have been permitted to participate and has adopted certain executive officer retirement, life and health insurance plans. Other than with respect to the Company's Employee Stock Purchase Plan, which allows the Company's employees to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the first day or the last day of the applicable period of the Plan, benefits under these plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER'S FISCAL 1996 COMPENSATION

    The Compensation Committee based Mr. Gildea's cash compensation for fiscal 1996 in part on an analysis done by Future Sense Inc. of the compensation historically paid to the CEOs of thirteen publicly owned companies of comparable size in the health care industry. The Compensation Committee set Mr. Gildea's base compensation at $204,750 per year. Furthermore, consistent with historical practice, the Compensation Committee established a bonus opportunity for Mr. Gildea that could have reached a maximum of 75% of base salary if the Company's performance for fiscal 1996 exceeded 120% of the Company's plan for the fiscal year. The bonus opportunity was also set such that if the Company's results were on plan, then Mr. Gildea's bonus would be at a level which would cause his total cash compensation to not exceed the average total cash compensation paid to the CEOs in the comparison group. As a result of the Company's fiscal 1996 performance being less than 80% of plan, no bonus was paid to Mr. Gildea for fiscal 1996.

    In fiscal 1996, a stock option award of 120,000 shares was granted to Mr. Gildea. The 1996 stock option was determined after reference to his current compensation and the practices of other companies of comparable size and operating characteristics, giving special consideration to the desirability of establishing a significant alignment of his long-term economic interests with those of the Company's shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS (AS CONSTITUTED DURING FISCAL 1996):

        Donald C. Tomasso        Joseph R. Buckley        James H. Rempe

                               PERFORMANCE GRAPH

    The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the Dow Jones Industry Group Index of Health Care Providers as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested in the Common Stock of the Company, the Dow Jones Industry Group Index of Health Care Providers and the NASDAQ Market Index, assuming the reimbursement of all dividends:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             IN HOME HEALTH, INC.         DOW JONES INDUSTRY GROUP         NASDAQ MARKET INDEX
1991                          100.00                            100.00                      100.00
1992                          131.09                            102.45                       98.34
1993                          107.56                            128.03                      127.89
1994                           62.18                            182.77                      135.34
1995                           83.19                            186.46                      164.32
1996                           58.82                            201.19                      191.84

              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

MEETINGS; REMUNERATION

    The Board of Directors met six times during fiscal 1996. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which they serve. Non-employee directors receive annual retainers of $15,000 plus reimbursement of out-of-pocket expenses incurred in connection with attending Board meetings. For fiscal 1996, no directors received non-employee director's fees.

COMMITTEES

    The Board of Directors has an Audit Committee which consisted during fiscal 1996 of Mr. Buckley (Chairman), Mr. Rempe and Mr. Figge. The Audit Committee, among other things, determines audit policies, reviews external audit reports and reviews recommendations made by the Company's independent public accountants. During fiscal 1996 the Audit Committee met once.

    The Board of Directors also has a Compensation Committee which consisted during fiscal 1996 of Mr. Tomasso (Chairman), Mr. Rempe and Mr. Buckley. During fiscal 1996 the Compensation Committee met four times.

    The Board of Directors also has a Nominating Committee which consisted during fiscal 1996 of Ms. Figge, Mr. Tomasso and Mr. Gildea. The Nominating Committee did not meet during fiscal 1996.

                                     ITEM I
                      NOMINATION AND ELECTION OF DIRECTORS

    The five current members of the Board of Directors will be elected to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified. It is anticipated that proxies will be voted for the management slate, and that each nominee will serve if elected. Should any nominee be unable to serve, the persons named in the proxies may in their discretion vote for a substitute. Management is currently seeking candidates to fill the two vacant positions on the Board of Directors. It is anticipated that when suitable candidates are found, the Board of Directors will fill such vacancies and the replacement directors will serve until the next Annual Meeting of Stockholders.

    The names and ages of the management slate of nominees, their principal occupations and other information is set forth below, based upon information furnished to the Company by the nominees. All of the nominees have been previously elected by the stockholders of the Company.

                                                                                                          DIRECTOR
NAME AND AGE                                                        OCCUPATION                              SINCE
------------------------------------------  -----------------------------------------------------------  -----------
Mark L. Gildea (44).......................  Chief Executive Officer of the Company                             1995
James J. Lynn (54)........................  Director of Management Development of the Company and              1987
                                            President of Lynn & Associates (business consultant)
Donald C. Tomasso (51)....................  President, Manor Healthcare Corp.; Executive Vice                  1995
                                            President, Manor Care, Inc; Chairman and Chief Executive
                                            Officer of Vitalink Pharmacy Services, Inc.

                                                                                                          DIRECTOR
NAME AND AGE                                                        OCCUPATION                              SINCE
------------------------------------------  -----------------------------------------------------------  -----------
Joseph R. Buckley (49)....................  Executive Vice President, Manor Healthcare Corp.; Executive        1995
                                            Vice President, Manor Care, Inc.
James H. Rempe (66).......................  Senior Vice President, General Counsel and Secretary of            1995
                                            each of Manor Care, Inc. and Manor Healthcare Corp.;
                                            Secretary of Vitalink Pharmacy Services, Inc.

BUSINESS EXPERIENCE; DIRECTORSHIPS

    Mr. Gildea has served as Chief Executive Officer of the Company since October 24, 1995. Previously, he served as President, Alternate Site Services Division of Manor Healthcare from December 1994 until February 1996. Previously he served as Vice President of Managed Care of Manor Healthcare from December 1993 to December 1994. Prior to joining Manor Healthcare, he was employed as Executive Vice President of Option Care, Inc. from October 1992 to December 1993. He was previously employed by CareMark, Inc. for over 10 years, including as Area Vice President.

    Mr. Lynn has been a director of the Company since 1987 and has served as Director of Management Development of the Company since October 1995. He served as Vice President--Marketing and Human Resources of the Company from April 1986 to April 1990. Since 1981 Mr. Lynn has been a principal of Lynn & Associates, a management consulting company of which Mr. Lynn is the founder and President.

    Mr. Tomasso has served as President of Manor Healthcare since September 1996, and previously as President, Long-Term Care Division of Manor Healthcare since February 1995, as President and Chief Operating Officer of Manor Healthcare from May 1991 to February 1995 and as a Director of Manor Healthcare since June 1991. He has been Chairman and Chief Executive Officer of Vitalink Pharmacy Services, Inc. since February 1995 and was its Vice Chairman from September 1991 to February 1995. He is currently a Director of Vitalink Pharmacy Services, Inc. Mr. Tomasso was previously employed by Marriott Corporation for more than five years, including as Executive Vice President/General Manager of the Roy Rogers Division.

    Mr. Buckley has served as Executive Vice President of Manor Healthcare and Manor Care, Inc. since March 1996, a Director of Vitalink Pharmacy Services, Inc. since July 1996 and was President, Assisted Living Division of Manor Healthcare from February 1995 until March 1996 and Senior Vice President-- Information Resources and Development of Manor Care, Inc. from June 1990 to February 1995. He previously served as Vice President--Information Resources of Manor Care, Inc. from July 1989 to June 1990 and as Vice President--Real Estate of Manor Care, Inc. from September 1983 to July 1989. He has been a Director of In Home Health, Inc. since October 1995.

    Mr. Rempe has served as Senior Vice President, General Counsel and Secretary of Manor Care, Inc. since August 1981. He has served in the same capacity with Manor Healthcare since December 1980 and with Choice Hotels International, Inc. from February 1981 until November 1996. He has been a Director of Vitalink Pharmacy Services, Inc. since 1994 and has served as its Secretary since January 1983 and a Director of In Home Health, Inc. since October 1995.

CERTAIN TRANSACTIONS

    Each of Messrs. Tomasso, Buckley and Rempe are executive officers of Manor Healthcare, which beneficially owns shares constituting approximately 64% of the voting power of the Company's stockholders, Mr. Gildea was an executive officer of Manor Healthcare during part of fiscal year 1996. The Company and Manor Healthcare entered into the Purchase Agreement as of May 2, 1995 and the transactions contemplated thereby were consummated on October 24, 1995. The Purchase Agreement contains extensive representations, warranties, covenants and other agreements between the Company and Manor Healthcare which extend beyond the consummation of the transactions contemplated therein. The Purchase Agreement also contemplates that the Company and Manor Healthcare may enter into agreements or arrangements which they deem prudent and mutually beneficial for the provision of services between them on terms that are fair to each party.

    Pursuant to the terms of the Purchase Agreement, Mr. Gildea was elected as Chief Executive Officer of the Company effective October 24, 1995. The terms of the Purchase Agreement require that Mr. Gildea devote at least approximately 75% of his entire working time to the affairs of the Company, while the balance of his working time will be devoted to Manor Healthcare and its affiliates other than the Company. Manor Healthcare is responsible for the payment of his compensation, but will be reimbursed by the Company for the costs associated with the employment of Mr. Gildea by the Company. By February 1996, Mr. Gildea was devoting 100% of his working time to the affairs of the Company and, except for use of a company car through Manor Healthcare, was being compensated solely by the Company.

    Pursuant to the Purchase Agreement, the Company and Manor Healthcare entered into a Registration Rights Agreement covering the securities purchased by Manor Healthcare from the Company. Manor Healthcare has the right to require the Company to use its best efforts to register for sale in an underwritten public offering under the Securities Act of 1933, at the Company's expense, all or any portion of the Common Stock acquired by Manor Healthcare, the Common Stock purchasable upon exercise of a warrant issued to Manor Healthcare or the Common Stock into which the Preferred Stock held by Manor Healthcare is convertible ("Registerable Securities"). The Company will not be entitled to sell its securities in any such registration for its own account without the consent of Manor Healthcare. In addition, if the Company at any time seeks to register under the Securities Act of 1933 for sale to the public any of its securities, the Company must include, at Manor Healthcare's request, Manor Healthcare's Registerable Securities in the Registration Statement, subject to underwriter cutback provisions.

    Pursuant to a Settlement Agreement entered into as of October 22, 1996 among the Company, Manor Care, Manor Healthcare and Judy M. Figge and Kenneth J. Figge, the Figges resigned as directors and officers of the Company. The Settlement Agreement also provided for the cancellation of all stock options granted to the Figges, the cancellation of Employment Agreements between the Company and the Figges, and the payment of an aggregate of $2.0 million by the Company to the Figges, which includes the repurchase by the Company of 244,805 shares of Common Stock held by the Figges at the closing market price of the Common Stock on October 22, 1996.

    Manor Care and the Company entered into an Administrative Services Agreement effective as of February 27, 1996, pursuant to which Manor Care provides the Company certain corporate, administrative and management services. The original term of the Agreement was retroactive to November 1, 1995 and expired on June 30, 1996. Thereafter, the term is on a quarter-to-quarter basis until terminated by either party upon 90 days prior written notice. Under the original terms of the Agreement, the Company paid Manor Care a fee of $40,000 per month for corporate, administrative and management services, $3,000 per month for services rendered by the Manor Care Reimbursement Department and a fee equal to 5% of the expenses incurred by the Manor Care Managed Care Center. Additionally, the Company reimburses Manor Care for expenses incurred within certain departments of Manor Care from November 1, 1995 forward. The amount payable to Manor Care in fiscal 1996 was $1,006,000. Effective June 1, 1996, the total fees payable to Manor Care under the Administrative Services Agreement was reduced to $7,000 per month.

    In September 1996, the Company loaned Mark Gildea $200,000 in connection with his relocation to Minneapolis which necessitated the sale of his prior residence in Maryland. The loan was an advance on the equity Mr. Gildea had in his prior residence. The interest rate under the loan is 8.25% and the balance becomes due upon either the sale of the prior residence or his termination of employment with the Company.

STOCKHOLDER NOMINATIONS

    Under the Company's Bylaws a stockholder who wishes to make a nomination at the Meeting of one or more persons for election as directors must give written notice of their intent to make such nominations to the Company's Assistant Secretary within 15 days after the date that the Notice of the Meeting was mailed. The notice must state: the name and address of record of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record of Company shares entitled to vote at the Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; the name, age, business and residence address, and principal occupation or employment of each nominee; a description of all arrangements or understanding between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each nominee to serve as a director of the corporation if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the Meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure and if he should so determine and declare to the Meeting, the effective nomination will be disregarded.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
              "FOR" ELECTION OF THE MANAGEMENT SLATE OF NOMINEES.

                                    ITEM II
                AMENDMENTS TO 1991 EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors of the Company has adopted, subject to stockholder approval, amendments to the Company's 1991 Employee Stock Purchase Plan (the "1991 Plan") to provide for (i) an increase of 800,000 shares available under the 1991 Plan from 700,000 to 1,500,000 and (ii) the extension of the 1991 Plan for three years ending September 30, 1999.

SUMMARY OF THE 1991 PLAN

    The purpose of the 1991 Plan is to encourage stock ownership by employees of the Company as an incentive to them to remain in employment, improve operations, increase profits and contribute more significantly to the Company's success. The original term of the 1991 Plan was from November 1, 1991 to September 30, 1996. Eligible participants elect to make contributions in the 1991 Plan by payroll deductions in an aggregate amount not in excess of 10% of the participant's base pay. At the commencement of each plan year, participants are granted options to purchase a number of shares of Common Stock as determined by dividing the total amount of a participant's payroll deductions by the option price, which is 85% of the fair market value of such shares on either the commencement or termination of the plan year, whichever is lower. However, no participant shall have the right to purchase shares of Common Stock under the 1991 Plan at a rate of more than $25,000 in value in any calendar year.

    Seven hundred thousand shares of Common Stock were originally reserved for issuance under the 1991 Plan, of which 616,885 shares have been issued. If the proposed amendments to the 1991 Plan are approved by stockholders, an additional 800,000 shares will be reserved for issuance.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED
              AMENDMENTS TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN.

                                    ITEM III
                            APPROVAL OF ACCOUNTANTS

    Deloitte & Touche LLP, independent certified public accountants, have been the Company's auditors since 1984. They have been reappointed by the Board of Directors as the Company's auditors for the fiscal year ending September 30, 1997. Although stockholder approval is not required, the Board of Directors requests it. In the event the appointment should not be approved by the stockholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

    A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will be given the opportunity to make a statement and will be available to answer appropriate questions.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                  VOTE "FOR" RATIFICATION OF THE SELECTION OF
                             DELOITTE & TOUCHE LLP.

                                 OTHER BUSINESS

    The management of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

    Under the Company's Bylaws any stockholder who wishes to present proposals for stockholder action at the Meeting must give written notice to the Company's Assistant Secretary within 15 days after the date that the Notice of the Meeting was mailed. The notice must state a brief description of the other business proposed to be raised, the reason for conducting that business at the Meeting, the name and address of the stockholder proposing such business, the number of Company shares owned by the stockholder, and any material interest of the stockholder in the business.

    The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's next meeting of stockholders (for the fiscal year ending September 30, 1997) is expected to be held on or about February 25, 1998 and proxy materials in connection with that meeting are expected to be mailed on or about January 15, 1998. Any stockholder proposals prepared in accordance with the proxy rules for inclusion in the Company's proxy materials must be received by the Company on or before September 14, 1997.

    THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996 IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. STOCKHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: IN HOME HEALTH, INC., 601 CARLSON PARKWAY, SUITE 500, MINNETONKA, MINNESOTA 55305, ATTENTION: KARI SCHELL, OR BY CALLING THE COMPANY AT (612) 449-7500.

                                          By Order of the Board of Directors

                                          /s/ Kari Schell

                                          Kari Schell, Assistant Secretary

                          PROXY--IN HOME HEALTH, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 MARCH 6, 1997

    The undersigned hereby appoints Mark L. Gildea and Thomas R. Gross, or either one of them, as proxies with full power of substitution to vote all of the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of In Home Health, Inc. to be held March 6, 1997 at 3:30 p.m. at Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)        ELECTION OF DIRECTORS
           / /  FOR all nominees listed below                         / /  WITHOUT AUTHORITY to vote
                (except as indicated below)                                for all nominees listed below

           Mark L. Gildea, James J. Lynn, Donald C. Tomasso, Joseph R. Buckley and James H. Rempe.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

(2)        PROPOSAL TO AMEND THE COMPANY'S 1991 EMPLOYEE STOCK PURCHASE PLAN TO (i) INCREASE THE NUMBER OF SHARES AVAILABLE UNDER
           THE 1991 PLAN BY 800,000 SHARES AND (ii) EXTEND THE 1991 PLAN FOR THREE YEARS ENDING SEPTEMBER 30, 1999.
           / /  For                                / /  Against                            / /  Abstain
(3)        PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS
           / /  For                                / /  Against                            / /  Abstain
(4)        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meetings.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND
(3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

    PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, the official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

                                         Dated _____________________, 1997
                                         ---------------------------------------
                                         Signature of Stockholder
                                         ---------------------------------------
                                         Signature of Stockholder
                                         (if joint signature is required)